Deloitte & Touche LLP 200 Berkeley Street Boston, MA 02116-5022 USA Tel: + 1 617 437 2000 www.deloitte.com

EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 2, 2021, relating to the consolidated financial statements of Unitil Corporation and subsidiaries and the effectiveness of Unitil Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Unitil Corporation for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 3, 2021